Filed Pursuant to Rule 433

Registration No. 333-188502

March 4, 2015

Burlington Northern Santa Fe, LLC

$500,000,000 3.000% Debentures due 2025

$1,000,000,000 4.150% Debentures due 2045

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Ratings (Moody’s /S&P)*:	A3 (stable) / BBB+ (positive)

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	March 4, 2015

Settlement Date:	March 9, 2015 (T+3)

Maturity Date:	2025 Debentures – April 1, 2025 2045 Debentures – April 1, 2045

Final Terms
Principal Amount:	$500,000,000 aggregate principal amount of the 3.000% Debentures due 2025 (“2025 Debentures”) and $1,000,000,000 aggregate principal amount of the 4.150% Debentures due 2045 (“2045 Debentures”)

Benchmark Treasury:	2025 Debentures – UST 2.00% due February 15, 2025
2045 Debentures – UST 3.00% due November 15, 2044

Benchmark Treasury Yield:	2025 Debentures – 2.124% 2045 Debentures – 2.719%

Re-offer Spread:	2025 Debentures – T + 93 bps 2045 Debentures – T + 145 bps

Re-offer Yield:	2025 Debentures – 3.054% 2045 Debentures – 4.169%

Coupon:	2025 Debentures – 3.000% 2045 Debentures – 4.150%

Price to Public:	2025 Debentures – 99.534% 2045 Debentures – 99.673%

Coupon Dates:	2025 Debentures – April 1 and October 1 2045 Debentures – April 1 and October 1

First Coupon Date:	2025 Debentures – October 1, 2015 2045 Debentures – October 1, 2015

Make Whole Call:	2025 Debentures – T + 15 bps (at any time before January 1, 2025) 2045 Debentures – T + 25 bps (at any time before October 1, 2044)

Par Call:	2025 Debentures – At any time on or after January 1, 2025 2045 Debentures – At any time on or after October 1, 2044

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2025 Debentures – 12189L AV3 / US12189LAV36 2045 Debentures – 12189L AW1 / US12189LAW19

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. at 1 (866) 471-2526 or calling J.P. Morgan Securities LLC collect at (212) 834-4533 or calling or emailing Wells Fargo Securities, LLC at (800) 645-3751 or wfscustomerservice@wellsfargo.com.

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